Exhibit 3.1

ARTICLES OF INCORPORATION

OF

TRANSCOMMUNITY FINANCIAL CORPORATION

(as restated in electronic format only as of June 13, 2007)

I.  NAME

The name of the Corporation shall be TransCommunity Financial Corporation.

II.  PURPOSE

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III.  CAPITAL STOCK

Section 1.  The Corporation shall have authority to issue five million (5,000,000) shares of Common Stock, par value $.01 per share.

Section 2.  Subject to the provisions of law, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in much amounts as the Board of Directors may deem advisable.

Section 3.  In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

Section 4.  The holders of Common Stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.

IV.  NO PREEMPTIVE RIGHTS

No holder of capital stock of the corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

V.  DIRECTORS

Section 1.  The Board of Directors shall consist of a minimum of three (3) and a maximum of fifteen (15) individuals, and the number of directors may be fixed or changed from time to time within such range by the Board of Directors.

Section 2.  At the 2008 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of shareholders.  At the 2009 annual meeting of shareholders, all directors shall be elected for a term expiring at the 2010 annual meeting of shareholders.  At each annual meeting of shareholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders.

Section 3.  Directors of the Corporation may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Section 4.  If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders.  In such event, the successor elected by the stockholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected.  Vacancies resulting from the increase in the number of directors shall be filled in the same manner.

VI.  SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

Any amendment of the Corporation's Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all or substantially all the Corporation's assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation.  If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

VII.  LIMIT ON LIABILITY AND INDEMNIFICATION

Section 1.  To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

Section 2.  To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer.  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Section 3.  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

Section 4.  The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

Section 5.  In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 6.  No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

Section 7.  Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.